Exhibit 99(p)(14)

Code of Ethics

While SAM is confident of its employees integrity and good faith, there are, certain instances, where employees possess knowledge regarding present or future transactions or have the ability to influence portfolio transactions made by the Company for its clients in securities in which they personally invest. In these situations personal interest may conflict with that of the Company’s clients.

In view of the above, SAM has adopted this Code of Ethics to specify or prohibit certain types of transactions deemed to create conflicts of interest (or the potential for or appearance of), and to establish reporting requirements and enforcement procedures.

18.1    Statement of General Principles

In recognition of the trust and confidence placed in SAM by its clients and to stress SAM’s belief that its operations are directed to the benefit of its clients, the Company has developed and adopted the following general principles to guide its employees, officers, and directors.

1. The interests of the clients are paramount and all associated persons of the Company must conduct themselves in such a manner that the interests of the clients take precedence over all others.

2. All personal securities transactions by associated persons of the Company must be accomplished in such a way as to avoid any conflict between the interest of the Company’s clients and the interest of any associated person.

3. All associated persons of the Company must avoid actions or activities that allow personal benefit or profit from their position with regard to the Company’s clients.

18.2    Definitions

1. “Access Person”-any director, officer, or associated person who recommends the purchase or sale of securities for the Company on behalf of the client.

2. “Beneficial Ownership” of a security - a person is considered to be a beneficial owner of any securities in which he has a direct or indirect monetary interest or is held by his spouse, his minor children, a relative who shares his home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

3. “Control” - means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting security is presumed to give the holder control over the company.

4. “Investment Personnel” - means all Access Persons who occupy the position of portfolio manager with respect to the clients of SAM or any separately-managed series thereof (a “Fund”), and all Access Persons who provide or supply information and/or advice to any portfolio manager, or who execute or help execute any portfolio manager’s decisions.

18-1

5. “Purchase or Sale of a Security” includes, among other things, the writing of an option to purchase or sell a security.

6. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, except that, for purposes herein shall not include the following:

a)	Securities issued by the Government of the United States or an agency thereof.

b)	Bankers’ acceptance, bank certificates of deposit or commercial paper.

c)	Open end mutual funds other than those that are advised or sub advised by AmSouth Bank or any of its affiliates.

d)	Exchange traded funds (ETF’s) and sector or index depositary receipts (e.g. SPDRS, HOLDRS, ETC.)

e)	Futures or option contracts on commodities or on otherwise excluded securities. Mutual Fund transactions (other than those related to 401(k) plans or automated purchases and sales) that involve any funds advised or sub advised by AmSouth Bank or any of its affiliates, are specifically INCLUDED in the pre-clearance and reporting requirements set forth in Sections 18.4 and 18.6, below.

7. A “Security Held or to be Acquired” by the clients means any security which, within the most recent fifteen days, (i) is or has been held by the clients or (ii) is being or has been considered by the Company for purchase by the clients.

8. A Security is “being purchased or sold” by the clients from the time when a purchase or sale has been communicated to the Company until the time when such transaction has been fully completed or terminated.

18.3    Prohibited Purchases and Sales of Securities

1. No access person shall, in connection with the purchase or sale, directly or indirectly:

a. Employ any device, scheme or artifice to defraud;

b. Make any untrue statement of a material fact or omit to state a material fact;

c. Engage in any act, practice or course of business which would operate as a fraud or deceit; or engage in any manipulative practice.

2. No access person may purchase or sell, directly or indirectly, any security in which he had or by reason of such transaction acquires any beneficial ownership, within 24 hours before or after the time that the same (or a related) security is being purchased or sold by a client.

3. No investment personnel may acquire securities as part of an initial public offering by the issuer.

4. No investment personnel shall purchase or sell, directly or indirectly, any security in which he had or by reason of such transaction acquires any beneficial ownership within 7 days before or after the time that the same (or a related) security is being purchased or sold by any client for which he acts as the portfolio manager.

18.4    Pre-Clearance of Transactions

1. Except as provided in Section 18.4.2, below, all investment personnel must pre-clear each proposed transaction in securities with a CCO prior to proceeding with the transaction. In determining whether to grant such clearance, the CCO shall refer to the Section 18.4.3, below.

18-2

2. The requirements of Section 18.4.1 shall not apply to the following transactions:

a. Purchases or sales over which the Investment Personnel has no direct or indirect influence or control.

b. Purchases or sales which are non-volitional on the part of either the Investment Personnel or any Fund, including purchases or sales upon exercise of puts or calls Written by the Investment Personnel and sales from a margin account pursuant to a bona fide margin call.

c. Purchases which are part of an automatic dividend reinvestment plan.

d. Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

3. The following transactions must be approved by the CCO.

a. Transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to the clients and which are otherwise in accordance with Rule 17j-1.

b. Purchases or sales of securities which are not eligible for purchase or sale by any client as per the investment objectives and policies and investment restrictions of the clients.

c. Transactions which the CCO after consideration of all the facts and circumstances, determines to be in accordance with Section 18.3 and to present no reasonable likelihood of harm to the clients.

4. Private Placement Securities: The acquisition by investment personnel of any private placement securities is subject to review and pre-approval by the SAM Chief Compliance Officer. Such transactions are prohibited if:

a. That there exists any reasonable likelihood of harm to any SAM client or:

b. If any client transaction involves said security.

18.5    Pre-Clearance Approval Process

To obtain pre-clearance on personal investment transactions, investment personnel are to complete a Personal Trading Clearance form (Exhibit 11). This form is to be given to a portfolio manager responsible for the security type in question (e.g. stocks, bonds, etc.) who indicates any recent or anticipated trading in said security. The form is then forwarded to the SAM Chief Compliance Officer for approval. The Compliance Officer shall maintain records of this approval process.

18.6    Additional Restrictions and Requirements

1. No Access Person shall accept or receive any gift in excess of $100 value from any person or entity that does business with or on behalf of SAM.

2. Each Access Person must have duplicate statements for all personal brokerage accounts sent to the CCO directly from his/her broker/dealer. Compliance with this provision can be effected by the Access Person providing duplicate copies of all such statements directly to the CCO within two business days of receipt by the Access Person.

3. No Investment Personnel may accept a position as a director, trustee or general partner of a publicly traded company unless such position has been presented to and approved by the Company.

18.3

4. All access persons must provide to the CCO a complete listing of all securities owned by such person as of the effective date of employment, and thereafter must submit a revised list of such holdings to the CCO as of January 1 of each subsequent year. The initial listing must be submitted within 10 days of the date upon which such person first became an Access Person of the Trusts, and each update thereafter must be provided no later than 10 days after the start of the subsequent year. A report form and reminder will be sent to all Investment Personnel prior to year end. (see Exhibit 10).

5. Investment personnel may not profit from the purchase and sale or sale and purchase of a Security within 30 days of acquiring or disposing of Beneficial Ownership of that Security. This prohibition does not apply to transactions resulting in a loss, or to futures or options on futures on broad-based securities indexes U.S. Government Securities, or commodities.

6.	Political and charitable contributions – Employees are prohibited from making political Contributions for the primary purpose of obtaining or retaining advisory contracts with government entities.

18.7    Reporting Obligation

1. The Advisor shall create and maintain a listing of all Access Persons and Investment Personnel, and the chief compliance officer.

2. Each Access Person shall report all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. (see Exhibit 5).

3. Each Access Person shall sign an acknowledgment at the time this Code is adopted or at the time such person becomes an Access Person and on an annual basis thereafter that he has read, understands, and agrees to abide by this Code.

18.8    Reports

1. Each Access Person shall submit quarterly reports of personal securities transactions to the CCO. The CCO shall submit confidential quarterly reports with respect to his or her own personal securities transactions to an officer designated to receive his or her reports (“Alternate CCO”), who shall act in all respects in the manner prescribed herein for the CCO.

2. Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

3. In addition to the quarterly transactions report described in 18.8(1) above every Access Person shall report the name of any publicly-owned company (or any company anticipating a public offering of its equity securities) and the total number of its shares beneficially owned by him if such total ownership is more than  1/2 of 1% of the company’s outstanding shares.

18.4

4. Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a. The date of the transaction, the title interest rate and maturity (if applicable) and the number of shares or the principal amount of each security involved;

b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c. The price at which the transaction was effected;

d. The name of the broker/dealer or bank with or through whom the transaction was effected; and

e. The date the report was signed.

f. All brokerage accounts opened during the quarter.

5. In the event no reportable transactions occurred during the quarter, the report should be so noted and returned, signed and dated.

6. Report forms will be sent to all Access Persons by the CCO prior to the end of each quarter.

18.9    Review and Enforcement

The CCO shall review reported personal securities transactions, brokerage statements, and/or the clients’ securities transactions to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the CCO shall give such person an opportunity to supply additional explanatory material.

If the CCO determines that a substantial violation of this Code may have occurred, he shall submit his written determination, together with the confidential monthly report and any additional explanatory material provided by the individual, to the Counsel for the Advisor, who shall make an independent determination as to whether a violation has occurred.

If the Counsel for the Advisor finds that a violation has occurred, the Counsel for the Advisor shall impose upon the individual such sanctions as he or she deems appropriate and shall report the violation and the sanction imposed to the Board of Trustees of the Trusts.

No person shall participate in a determination of whether he has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the Counsel for the Advisor is under consideration, any other Counsel shall act in all respects in the manner prescribed herein for the Counsel for the Advisor.

a. Minor one-time violations are to be discussed directly with the individual by the Compliance Officer to assure that repeat violations do not occur.

18.5

8.10    Records

The Company shall maintain records in the manner and to the extent set forth below, and will make them available for examination by representatives of the Securities and Exchange Commission.

1.	A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

2.	A record of any violation of this Code and any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an officer or Supervisor pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

4.	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

18.11    Annual Review

The Sawgrass Asset Management Code of Ethics is to be reviewed at least annually by the Chief Compliance Officer for the purpose of evaluating the effectiveness of the program, violations, if any, and whether any changes or additional provisions are appropriate. Any violations should be reported to the senior management of the firm.

18.12    Sanctions

Individuals subject to this Code of Ethics are advised that violation of the code may result in disciplinary action that includes but is not limited to a warning, fines disgorgement, suspension, demotion, or termination of employment. In addition to such sanctions, violations may be referred to civil or criminal authorities as appropriate.

18.13    Miscellaneous

All reports of securities transactions and any other information filed with the Company pursuant to this Code shall be treated as confidential. The Company may from time to time adopt such interpretations of this Code as it deems appropriate.

The Counsel for the Company, or an appropriate member of SAM, shall report to SAM at least annually as to the operation of this Code and shall address in any such report the need (if any) for further changes or modifications to this Code.

18-6